Transfer Agency and Service Agreement

Between

PetroFunders Inc.

and

Computershare Trust Company, N.A.

and

Computershare Inc.

THIS TRANSFER AGENCY AND SERVICE AGREEMENT, effective as of [DATE] (“Effective Date”), is by and between PetroFunders Inc., a [STATE] corporation, having its principal office and place of business at [COMPANY ADDRESS] (“Company”), and Computershare Inc., a Delaware corporation (“Computershare”), and its fully owned subsidiary Computershare Trust Company, N.A., a federally chartered trust company (“Trust Company”, and together with Computershare, “Agent”), each having a principal office and place of business at 150 Royall Street, Canton, Massachusetts 02021.

WHEREAS, Company desires to appoint Trust Company as its sole transfer agent and registrar for the Shares;

WHEREAS, Trust Company may arrange for Computershare to act on behalf of Trust Company in providing certain of its services covered by this Agreement; and

WHEREAS, Trust Company and Computershare desire to accept such respective appointments and perform the services related to such appointments;

NOW THEREFORE, in consideration of the mutual covenants herein contained, the parties hereto agree as follows:

1.CERTAIN DEFINITIONS.

1.1 “Account” means the account of each Shareholder which reflects any full or fractional Shares held by such Shareholder, outstanding funds, or reportable tax information.

1.2  "Agreement" means this agreement and any and all exhibits or schedules attached hereto and any and all amendments or modifications which may from time to time be executed.

1.3 “Confidential Information” means any and all technical or business information relating to a party, including, without limitation, financial, marketing and product development information, Shareholder Data (including any non-public information of such Shareholder), Personal Information, Proprietary Information, and the terms and conditions (but not the existence) of this Agreement, that is disclosed or otherwise becomes known to the other party or its affiliates, agents or representatives before or during the term of this Agreement. Confidential Information constitutes trade secrets and is of great value to the owner (or its affiliates).  Except for Personal Information and Proprietary Information, Confidential Information shall not include any information that is: (a) already known to the other party or its affiliates at the time of the disclosure; (b) publicly known at the time of the disclosure or becomes publicly known through no wrongful act or failure of the other party; (c) subsequently disclosed to the other party or its affiliates on a non-confidential basis by a third party not having a confidential relationship with the owner and which rightfully acquired such information; or (d) independently developed by one party without access to the Confidential Information of the other.

1.4  “Personal Information” means information that identifies, relates to, describes, is reasonably capable of being associated with, or could reasonably be linked, directly or indirectly, with a particular living individual, including without limitation names, signatures, addresses, email addresses, telephone numbers, account numbers and information, social security numbers and other personal identification numbers, financial  data, date of birth, transaction information, user names, passwords, security codes, employee ID numbers, identity photos, and any other information defined in applicable United States’ privacy laws or regulations as personal information, that Agent receives from Company, is otherwise obtained by Agent in connection with the Agreement, or to which Agent has access in the course of performing the Services.

1.5  “Services” means all services performed or made available by Agent pursuant to this Agreement.

1.6  “Share” means Company's common shares, par value $[AMOUNT] per share, and Company's preferred shares, par value $[AMOUNT] per share, authorized by Company’s Articles of Incorporation, and other classes of Company’s shares to be designated by Company in writing and which Agent agrees to service under this Agreement.

1.7  “Shareholder” means a holder of record of Shares.

1.8  “Shareholder Data” means all information maintained on the records database of Agent concerning Shareholders, including any Personal Information of Shareholders.

2.APPOINTMENT OF AGENT.

2.1  Appointments. Company hereby appoints Trust Company to act as sole transfer agent and registrar for all Shares in accordance with the terms and conditions hereof and appoints Computershare as the service provider to Trust Company and as processor of all payments received or made by or on behalf of Company under this Agreement, and Trust Company and Computershare accept the respective appointments.

2.2 Documents.  In connection with the appointments herein, Company has provided or will provide the following appointment and corporate authority documents to Agent:

(a)Board resolution appointing Trust Company as the transfer agent;

(b)If applicable, specimens of all forms of outstanding Share certificates, in forms approved by the Board of Directors of Company, with a certificate of the Secretary of Company as to such approval;

(c)Board resolution and/or certificate of incumbency designating officers or other designated persons of Company authorized to sign written instructions and requests and, if applicable, Share certificates, in connection with this Agreement (each an “Authorized Person”);

(d)An opinion of counsel for Company addressed to both Trust Company and Computershare stating that:

(i)Company is duly organized, validly existing and in good standing under the laws of its state of organization;

(ii)All Shares issued and outstanding on the date hereof were issued as part of an offering that was registered under the Securities Act of 1933, as amended (“1933 Act”) and any other applicable federal or state statute or that was exempt from such registration; and

(iii)All Shares issued and outstanding on the date hereof are duly authorized, validly issued, fully paid and non-assessable;

(e)A certificate of Company as to the Shares authorized, issued and outstanding, as well as a description of all reserves of unissued Shares relating to the exercise of options;

(f)A completed Internal Revenue Service Form 2678;

(g)A completed Form W-8 or W-9, as applicable; and

(h)Share valuation, consisting of the dollar price per Share in US dollars, as of the Effective Date, annually thereafter, and at any other time upon the request of Agent.

In addition, upon any future original issuance of Shares for which Agent will act as transfer agent hereunder, Company shall deliver an opinion of counsel for Company addressed to both Trust Company and Computershare stating that such Shares (i) have been issued as part of an offering that was registered under the 1933 Act and any other applicable federal or state statute, or that was exempt from such registration, and (ii) are duly authorized, validly issued, fully paid and non-assessable.

2.3  Records.  Agent may adopt as part of its records all Shareholder lists, Share ledgers, records, books, and documents provided to Agent by Company or any of its agents. In order to enable Agent to perform the duties of transfer agent and registrar, Company shall provide, or shall cause its prior transfer agent and registrar to provide, a complete and accurate register of Shareholders on or before the Effective Date, and shall indemnify Agent under Section 6.2 of this Agreement for the failure to provide such register on or before the Effective Date.  Agent shall keep records relating to the Services, in the form and manner it deems advisable, but in any event consistent with the reasonable standards of the transfer agency industry.  Agent agrees that all such records prepared or maintained by it relating to the Services are the property of Company and will be preserved, maintained and made available in accordance with the requirements of law and Agent’s records management policy, and will be surrendered promptly to Company in accordance with its request subject to applicable law and Agent’s records management policy.

2.4  Shares.  Company shall, if applicable, inform Agent as soon as possible in advance as to: (a) the existence or termination of any restrictions on the transfer of Shares, the application to or removal from any Share of any legend restricting the transfer of such Shares (which may be subject, in the case of removal of any such legend, to delivery of a legal opinion in form and substance acceptable to Agent), or the substitution for such Share of a Share without such legend; (b) any authorized but unissued Shares reserved for specific purposes; (c) any outstanding Shares which are exchangeable for Shares and the basis for exchange; (d) reserved Shares subject to option and the details of such reservation; (e) any Share split or Share dividend; (f) any other relevant event or special instructions which may affect the Shares; and (g) any bankruptcy, insolvency or other proceeding regarding Company affecting the enforcement of creditors’ rights.

2.5  Share Certificates.  If applicable, Company shall provide Agent with (a) documentation required to print on demand Share certificates, or (b) an appropriate supply of Share certificates which contain a signature panel for use by an authorized signor of Agent and state that such certificates are only valid after being countersigned and registered, whichever is applicable.

2.6  Company Responsibility.  Company shall perform, execute, acknowledge and deliver or cause to be performed, executed, acknowledged and delivered all such further and other acts, documents, instruments and assurances as Agent may reasonably require in order to carry out or perform its obligations under this Agreement.

2.7  Scope of Agency.

(a) Agent shall act solely as agent for Company under this Agreement and owes no duties hereunder to any other person.  Agent undertakes to perform the duties and only the duties that are specifically set forth in this Agreement, and no implied covenants or obligations shall be read into this Agreement against Agent.

(b) Agent may rely upon, and shall be protected in acting or refraining from acting in good faith reliance upon, (i) any communication from Company, any predecessor transfer agent or co-transfer agent or any registrar (other than Agent), predecessor registrar or co-registrar; (ii) any instruction, notice, request, direction, consent, report, certificate, opinion or other instrument, paper, document or electronic transmission believed in good faith by Agent to be genuine and to have been signed or given by the proper party or parties; (iii) any guaranty of signature by an “eligible guarantor institution” that is a member or participant in the Securities Transfer Agents Medallion Program or other comparable “signature guarantee program” or insurance program in addition to, or in substitution for, the foregoing; or (iv) any instructions received through Direct Registration System/Profile.  In addition, Agent is authorized to refuse to make any transfer that it determines in good faith not to be in good order.

(c)From time to time, Company may provide Agent with instructions concerning the Services. Further, Agent may apply to any Authorized Person for instruction, and may consult with legal counsel for Company with respect to any matter arising in connection with the Services.  Agent and its agents and subcontractors shall not be liable and shall be indemnified by Company under Section 6.2 of this Agreement for any action taken or omitted by Agent in good faith reliance upon any Company instructions given by an Authorized Person or upon the advice or opinion of Company counsel.  Company shall promptly provide Agent with an updated board resolution and/or certificate of incumbency regarding any change of authority for any Authorized Person.  Agent shall not be held to have notice of any change of authority of any Authorized Person, until receipt of written notice thereof from Company.

(d) Compliance with Laws.  Agent is obligated and agrees to comply with all applicable U.S. federal, state and local laws and regulations, codes, orders and government rules in the performance of its duties under this Agreement.

3.STANDARD SERVICES.

3.1  Share Services.  Agent shall perform the Services set forth in the Fee and Service Schedule (“Fee and Service Schedule”) attached hereto and incorporated herein. Further, Agent shall issue and record Shares as authorized, hold Shares in the appropriate Account, and effect transfers of Shares upon receipt of appropriate documentation.

3.2  Replacement Shares.  Agent shall issue replacement Shares for those certificates alleged to have been lost, stolen or destroyed, upon receipt by Agent of an open penalty surety bond satisfactory to it and holding it and Company harmless, absent notice to Agent that such certificates have been acquired by a bona fide purchaser.  Agent may, at its option, issue replacement Shares for mutilated certificates upon presentation thereof without such indemnity.  Agent may, at its sole option, accept indemnification from Company to issue replacement Shares for those certificates alleged to have been lost, stolen or destroyed in lieu of an open penalty bond.  Agent shall charge Shareholders an administrative fee for replacement of lost certificates, which shall be charged only once in instances where a single surety bond obtained covers multiple certificates.  Agent may receive compensation, including in the form of commissions, for services provided in connection with surety programs offered to Shareholders.

3.3  Internet Services.  Agent shall make available to Company and Shareholders, through its web sites, including but not limited to www.computershare.com (collectively, “Web Site”), online access to certain Account and Shareholder information and certain transaction capabilities (“Internet Services”), subject to Agent’s security procedures and the terms and conditions set forth herein and on the Web Site.  Agent provides Internet Services “as is,” on an “as available” basis, and hereby specifically disclaims any and all representations or warranties, express or implied, regarding such Internet Services, including any implied warranty of merchantability or fitness for a particular purpose and implied warranties arising from course of dealing or course of performance.

3.4Proprietary Information.  Company agrees that the databases, programs, screen and report formats, interactive design techniques, Internet Services, software (including methods or concepts used therein, source code, object code, or related technical information) and documentation manuals furnished to Company by Agent as part of the Services are under the control and ownership of Agent or a third party (including its affiliates) and constitute copyrighted, trade secret, or other proprietary information (collectively, “Proprietary Information”). Shareholder Data is not Proprietary Information.  Company agrees that Proprietary Information is of substantial value to Agent or other third party and will treat all Proprietary Information as confidential in accordance with Section 8 of this Agreement. Company shall take reasonable efforts to advise its relevant employees and agents of its obligations pursuant to this Section 3.4.

4.FEES AND EXPENSES.

4.1  Fee and Service Schedules.  Company agrees to pay Agent the fees and expenses for Services performed pursuant to this Agreement as set forth in the Fee and Service Schedule.  At least sixty (60) days before the expiration of the Initial Term (as defined below) or a Renewal Term (as defined below), whichever is applicable, the parties to this Agreement will agree upon a new fee schedule for the upcoming Renewal Term.  If no new fee schedule is agreed upon, the fees will increase as set forth in the Term Section of the Fee and Service Schedule.

4.2Out-of-Balance Conditions.  If any out-of-balance condition caused by Company or any of its prior agents arises during any term of this Agreement, Company will, promptly upon Agent’s request, provide Agent with funds or Shares sufficient to resolve the out-of-balance condition.

4.3Invoices.  Company agrees to pay all fees and expenses within 30 days of the date of the respective billing notice, except for any fees or expenses that are subject to good faith dispute.  In the event of such dispute, Company must promptly notify Agent of such dispute and may only withhold that portion of the fee or expense subject to such dispute.  Company shall settle such disputed amounts within five (5) business days of the date on which the parties agree on the amount to be paid by payment of the agreed amount.  If no agreement is reached, then such disputed amounts shall be settled as may be required by law or legal process.

4.4Late Payments.

(a)If any undisputed amount in an invoice of Agent is not paid within 30 days after the date of such invoice, Agent may charge Company interest thereon (from the due date to the date of payment) at a monthly rate equal to one and a half percent (1.5%).  Notwithstanding any other provision hereof, such interest rate shall be no greater than permitted under applicable law.

(b)The failure by Company to (i) pay the undisputed portion of an invoice within 90 days after the date of such invoice or (ii) timely pay the undisputed portions of two consecutive invoices shall constitute a material breach of this Agreement by Company.  Notwithstanding terms to the contrary in Section 9.2 below, Agent may terminate this Agreement for such material breach upon providing Company with thirty (30) days’ written notice, which may be sent via e-mail, and shall not be obligated to provide Company with 30 days to cure such breach for a failure under Section 4.4(b)(i), but shall allow 30 days to cure once each calendar year for a failure under section 4.4(b)(ii).

4.5Transaction Taxes.  Company is responsible for all taxes, levies, duties, and assessments levied on Services purchased under this Agreement (collectively, “Transaction Taxes”).  Computershare is responsible for collecting and remitting Transaction Taxes in all jurisdictions in which Computershare is registered to collect such Transaction Taxes.  Computershare shall invoice Company for such Transaction Taxes that Computershare is obligated to collect upon the furnishing of Services.  Company shall pay such Transaction Taxes according to the terms in Section 4.3.  Computershare shall timely remit to the appropriate governmental authorities all such Transaction Taxes that Computershare collects from Company.  To the extent that Company provides Computershare with valid exemption certificates, direct pay permits, or other documentation that exempts Computershare from collecting Transaction Taxes from Company, invoices issued for Services provided after Computershare’s receipt of such certificates, permits, or other documentation will not reflect exempted Transaction Taxes.  Computershare is solely responsible for the payment of all personal property taxes, franchise taxes, corporate excise or privilege taxes, property or license taxes, taxes relating to Computershare’s personnel, and taxes based on Computershare’s net income or gross revenues relating to Services.

5.REPRESENTATIONS AND WARRANTIES.

5.1Agent.  Agent represents and warrants to Company that:

(a)Governance.  Trust Company is a federally chartered trust company duly organized, validly existing, and in good standing under the laws of the United States and Computershare is a corporation duly organized, validly existing, and in good standing under the laws of the State of Delaware and each has full power, authority and legal right to execute, deliver and perform this Agreement; and

(b)Compliance with Laws.  The execution, delivery and performance of this Agreement by Agent has been duly authorized by all necessary action, constitutes a legal, valid and binding obligation of Agent enforceable against Agent in accordance with its terms, will not require the consent of any third party that has not been given, and will not violate, conflict with or result in the breach of any material term, condition or provision of (i) any existing law, ordinance, or governmental rule or regulation to which Agent is subject, (ii) any judgment, order, writ, injunction, decree or award of any court, arbitrator or governmental or regulatory official, body or authority applicable to Agent, (iii) Agent’s incorporation documents or by-laws, or (iv) any material agreement to which Agent is a party.

5.2  Company. Company represents and warrants to Agent that:

(a)Governance.  It is a corporation duly organized, validly existing and in good standing under the laws of the State of [STATE OF INCORPORATION], and it has full power, authority and legal right to enter into and perform this Agreement;

(b)Compliance with Laws.  The execution, delivery and performance of this Agreement by Company has been duly authorized by all necessary action, constitutes a legal, valid and binding obligation of Company enforceable against Company in accordance with its terms, will not require the consent of any third party that has not been given, and will not violate, conflict with or result in the breach of any material term, condition or provision of (i) any existing law, ordinance, or governmental rule or regulation to which Company is subject, (ii) any judgment, order, writ, injunction, decree or award of any court, arbitrator or governmental or regulatory official, body or authority applicable to Company, (iii) Company’s incorporation documents or by-laws, (iv) any material agreement to which Company is a party, or (v) any applicable stock exchange rules;

(c)Securities Laws.  Registration statements under the 1933 Act and the Securities Exchange Act of 1934, as amended (“1934 Act”) have been filed and are currently effective, or will be effective prior to the sale of any Shares, and will remain so effective, and all appropriate state securities law filings have been made with respect to all Shares being offered for sale except for any Shares which are offered in a transaction or series of transactions which are exempt from the registration requirements of the 1933 Act, 1934 Act and state securities laws; Company will immediately notify Agent of any information to the contrary;

(d)Shares.  The Shares issued and outstanding on the date hereof are duly authorized, validly issued, fully paid and are non-assessable; and any Shares to be issued hereafter, when issued, will be duly authorized, validly issued, fully paid and non-assessable; and

(e)Facsimile Signatures.  The use of facsimile signatures by Agent in connection with the countersigning and registering of Share certificates has been duly authorized by Company and is valid and effective.

6.INDEMNIFICATION AND LIMITATION OF LIABILITY.

6.1  Liability.  Agent shall only be liable for any loss or damage determined by a court of competent jurisdiction to be a result of Agent’s gross negligence or willful misconduct; provided that any liability of Agent will be limited in the aggregate to the ongoing account management fees paid hereunder by Company to Agent during the twelve (12) months immediately preceding the event for which recovery from Agent is being sought.

6.2Indemnity.  Company shall indemnify and hold Agent harmless from and against, and Agent shall not be responsible for, any and all losses, claims, damages, costs, charges, counsel fees and expenses, payments, expenses and liability (collectively, “Losses”) made by third parties against Agent arising out of or attributable to Agent’s duties under this Agreement or this appointment, including the reasonable costs and expenses of Agent’s defending itself against any Loss or enforcing Company’s obligations to Agent under this Agreement, except for any liability of Agent as set forth in Section 6.1 above.

7. DAMAGES.  Notwithstanding anything in this Agreement to the contrary, neither party shall be liable to the other for any incidental, indirect, special or consequential damages of any nature whatsoever, including, but not limited to, loss of anticipated profits, occasioned by a breach of any provision of this Agreement even if apprised of the possibility of such damages.

8.CONFIDENTIALITY AND DATA PRIVACY.

8.1  General.  All Confidential Information of a party will be held in confidence by the other party with at least the same degree of care as such party protects its own confidential or proprietary information of like kind and import, but not less than a reasonable degree of care.  Neither party will disclose in any manner Confidential Information of the other party in any form to any person or entity without the other party's prior consent.  However, each party may disclose relevant aspects of the other party's Confidential Information to its officers, affiliates, agents, subcontractors and employees to the extent reasonably necessary to perform its duties and obligations under this Agreement and such disclosure is not prohibited by applicable law.  Without limiting the foregoing, each party will implement physical and other security measures and controls designed to protect (a) the security and confidentiality of Confidential Information; (b) against any threats or hazards to the security and integrity of Confidential Information; and (c) against any unauthorized access to or use of Confidential Information.  To the extent that a party delegates any duties and responsibilities under this Agreement to an agent or other subcontractor, the party ensures that such agent and subcontractor are contractually bound to confidentiality terms consistent with the terms of this Section 8.

8.2  Required or Permitted Disclosure.  In the event that any requests or demands are made for the disclosure of Confidential Information, other than requests to Agent for Shareholder records pursuant to subpoenas from state or federal government authorities (e.g., probate, divorce and criminal actions), the party receiving such request will promptly notify the other party to secure instructions from an authorized officer of such party as to such request and to enable the other party the opportunity to obtain a protective order or other confidential treatment, unless such notification is otherwise prohibited by law or court order.  Each party expressly reserves the right, however, to disclose Confidential Information to any person whenever it is advised by counsel that it may be held liable for the failure to disclose such Confidential Information or if required by law or court order.

8.3  Unauthorized Disclosure.  As may be required by law and without limiting any party's rights in respect of a breach of this Section 8, each party will promptly:

(a)notify the other party in writing of any unauthorized possession, use or disclosure of the other party's Confidential Information by any person or entity that may become known to such party;

(b)furnish to the other party full details of the unauthorized possession, use or disclosure; and

(c)use commercially reasonable efforts to prevent a recurrence of any such unauthorized possession, use or disclosure of Confidential Information.

8.4  Data Privacy.

(a)Agent will not retain, use, process, or disclose Personal Information for any purpose other than (i) the specific purpose of performing the Services specified in the Agreement on behalf of Company and the services reasonably related thereto; (ii) Agent’s business purposes, including, without limitation, as may be defined by applicable U.S. privacy laws, or (iii) as otherwise required or permitted by applicable law and the terms of the Agreement.

(b)Agent will not sell, rent, release, disclose, disseminate, make available, transfer, or otherwise communicate orally, in writing, or by electronic or other means, any Personal Information to a third party for monetary or other valuable consideration from such third party, except as permitted by applicable law.

(c)Agent will reasonably assist Company to support Company’s obligations to respond to requests of Shareholders exercising their rights under applicable U.S. privacy laws, as directed by Company and agreed to by Agent.

9.TERM AND TERMINATION.

9.1  Term. The initial term of this Agreement shall be three (3) years from the Effective Date (“Initial Term”) unless terminated pursuant to the provisions of this Section 9.  This Agreement will renew automatically from year to year (each a “Renewal Term”), unless a terminating party gives written notice to the other party not less than sixty (60) days before the expiration of the Initial Term or Renewal Term, whichever is in effect.  If Company completes a registered initial public offering (“IPO”) while this Agreement is in effect, this Agreement will continue in full force and effect in accordance with its terms; provided, however, that in advance of the effective date of the IPO, the parties will mutually agree upon any additional services or fees that may apply to the Agreement in connection with and/or upon the effectiveness of such IPO.

9.2  Termination for Cause.  This Agreement may be terminated at any time by any party (a) upon a material breach of a representation, covenant or term of this Agreement by any other party which is not cured within thirty (30) days after receipt of written notice thereof from the terminating party or (b) if any proceeding in bankruptcy, reorganization, receivership or insolvency is commenced by or against any other party, such other party shall become insolvent or shall cease paying its obligations as they become due or such other party shall make any assignment for the benefit of its creditors.

9.3  Fees and Expenses.  Upon termination or expiration of this Agreement for any reason, Company shall pay to Agent on or before the effective date of such termination or expiration (a) all fees and expenses due and payable to Agent up to and including the date of such termination or expiration, and (b) in connection with the movement of records, materials, and services to Company or the successor agent, (i) all reasonable expenses and (ii) a conversion fee of $500 for Agent’s standard conversion services.

9.4  Early Termination.  Notwithstanding anything in this Agreement to the contrary, if this Agreement is terminated prior to the expiration of the then-current term (a) by Company for any reason other than pursuant to Section 9.2 above, including but not limited to, Company’s liquidation, acquisition, merger or restructuring, or (b) by Agent pursuant to Section 9.2 above, then, in addition to the payments required in Section 9.3 above, Company shall pay to Agent all fees accelerated through the end of, and including all months that would have remained in, the then-current term at the time of termination.  Such fees will be calculated using the rates, volumes, and Services in effect as of the termination date.  If Company does not provide notice of early termination within the time period referenced in Section 9.1 above, Agent shall make a good faith effort, but cannot guarantee, to convert Company’s records on the date requested by Company.

10.ASSIGNMENT.  Neither this Agreement nor any rights or obligations hereunder may be assigned by

Company or Agent without the written consent of the other, such consent not to be unreasonably withheld; provided, however, that Agent may, without further consent of Company, assign any of its rights and obligations hereunder to any affiliated transfer agent registered under Rule 17Ac2-1 promulgated under the 1934 Act.

11. SUBCONTRACTORS AND UNAFFILIATED THIRD PARTIES.

11.1 Subcontractors.  Agent may, without further consent of Company, subcontract with (a) any affiliates, or (b) unaffiliated subcontractors for such services as may be required from time to time (e.g., lost shareholder searches, escheatment, telephone and mailing services); provided, however, that Agent shall be as fully responsible to Company for the acts and omissions of any subcontractor as it is for its own acts and omissions under this Agreement.

11.2  Unaffiliated Third Parties.  Nothing herein shall impose any duty upon Agent in connection with or make Agent liable for the actions or omissions to act of unaffiliated third parties (other than subcontractors referenced in Section 11.1 of this Agreement) such as, by way of example and not limitation, airborne services, delivery services, the U.S. mails, and telecommunication companies, provided, if Agent selected such company, Agent exercised due care in selecting the same.

12. MISCELLANEOUS.

12.1  Notices. Any notice or communication by Agent or Company to the other pursuant to this Agreement is duly given if in writing and delivered in person or sent by overnight delivery service or first class mail, postage prepaid, to the other’s address:

If to Company:	[COMPANY NAME] [COMPANY CONTACT INFORMATION]
If to Agent:	Computershare Trust Company, N.A. 150 Royall Street Canton, MA 02021 Attn: General Counsel

12.2 No Expenditure of Funds.  No provision of this Agreement shall require Agent to expend or risk its own funds or otherwise incur any financial liability in the performance of any of its duties hereunder or in the exercise of its rights if it shall believe in good faith that repayment of such funds or adequate indemnification against such risk or liability is not reasonably assured to it.  The foregoing shall not apply to internal costs incurred by Agent in providing the Services in the ordinary course of business.

12.3  Successors. All the covenants and provisions of this Agreement by or for the benefit of Company or Agent shall bind and inure to the benefit of their respective successors and assigns hereunder.

12.4 Amendments. This Agreement may be amended or modified by a written amendment executed by the parties hereto and, to the extent required, authorized by a resolution of the Board of Directors of Company.

12.5 Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

12.6 Governing Law; Jurisdiction. This Agreement shall be governed by the laws of the State of New York, without regard to principles of conflicts of law.  The parties irrevocably (a) submit to the non-exclusive jurisdiction of any New York State court sitting in New York City or the United States District Court for the Southern District of New York in any action or proceeding arising out of or relating to this Agreement, (b) waive, to the fullest extent they may effectively do so, any defense based on inconvenient forum, improper venue or lack of jurisdiction to the maintenance of any such action or proceeding, and (c) waive, to the fullest extent permitted by law, all right to trial by jury in any action, proceeding or counterclaim arising out of this Agreement or the transactions contemplated hereby.

12.7  Force Majeure. Agent will not be liable for any delay or failure in performance when such delay or failure arises from circumstances beyond its reasonable control, including without limitation acts of God, acts of government in its sovereign or contractual capacity, acts of public enemy or terrorists, acts of civil or military authority, war, riots, civil strife, terrorism, blockades, sabotage, rationing, embargoes, epidemics, pandemics, outbreaks of infectious diseases or any other public health crises, earthquakes, fire, flood, other natural disaster, quarantine or any other employee restrictions, power shortages or failures, utility or communication failure or delays, labor disputes, strikes, or shortages, supply shortages, equipment failures, or software malfunctions.

12.8 Third Party Beneficiaries. The provisions of this Agreement are intended to benefit only Agent, Company and their respective permitted successors and assigns.  No rights shall be granted to any other person by virtue of this Agreement, and there are no third party beneficiaries hereof.

12.9 Survival. All provisions regarding indemnification, warranty, liability and limits thereon, compensation and expenses and confidentiality and protection of proprietary rights and trade secrets shall survive the termination or expiration of this Agreement.

12.10  Priorities. In the event of any conflict, discrepancy, or ambiguity between the terms and conditions contained in this Agreement and any schedules or attachments hereto, the terms and conditions contained in this Agreement shall take precedence.

12.11 Merger of Agreement. This Agreement constitutes the entire agreement between the parties hereto and supersedes any prior agreement with respect to the subject matter hereof, whether oral or written.

12.12  No Strict Construction.  The parties hereto have participated jointly in the negotiation and drafting of this Agreement.  In the event any ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by all parties hereto, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.

12.13  Descriptive Headings.  Descriptive headings contained in this Agreement are inserted for convenience only and shall not control or affect the meaning or construction of any of the provisions hereof.

12.14  Counterparts. This Agreement may be executed in any number of counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument. A signature to this Agreement executed and/or transmitted electronically shall have the same authority, effect, and enforceability as an original signature.

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IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be executed by one of its officers thereunto duly authorized, all as of the Effective Date.

Computershare Inc. and Computershare Trust Company, N. A. On Behalf of Both Entities:		PetroFunders Inc.

By:		By:
Name:	Dennis V. Moccia	Name:
Title:	Manager, Contract Administration	Title:

[SIGNATURE PAGE TO TRANSFER AGENCY AND SERVICE AGREEMENT]